Exhibit 99.1

+ SSN ED1 TNW IRW RWB FC1 (CORPORATE COMMUNICATIONS/TENN. 208000)
1269
n...ra
CHM005   /FROM PR NEWSWIRE CHARLOTTE  704-338-9366/
>%
[STK] IMKTA
[IN] FOD REA SUP
[SU] ERN
TO BUSINESS AND RETAILING EDITORS:

        Ingles Markets, Incorporated Announces Third Quarter Earnings

    ASHEVILLE, N.C., July 28 /PRNewswire-FirstCall/ -- Ingles Markets, Incorporated (Nasdaq: IMKTA) today announced earnings for the third quarter ended June 28, 2003.
    Net sales for the third quarter of 2003 increased 4.3% over net sales for the third quarter of 2002, while comparable store sales increased 2.8% for the same period. Sales comparisons for the quarter were affected by the timing of the Easter holiday. In fiscal 2002, Easter fell on the day following the end of the second quarter; therefore Easter related sales were included in the second quarter of fiscal 2002. In the current fiscal year, Easter sales fell in the third quarter. Comparable store sales growth for the third quarter excluding the effect of Easter sales increased 2.0%. Ingles operated 199 stores at the end of June 2003 compared to 201 stores at the end of June
2002.
    Gross profit for the June 2003 quarter increased in total dollars by 1.4%, but declined as a percentage of sales to 26.0% of sales for the June 2003 quarter compared to 26.8% of sales for the June 2002 quarter. Operating and administrative expenses increased 3.3% in total dollars for the June 2003 quarter, but decreased as a percentage of sales to 23.1% of sales for the June 2003 quarter compared to 23.3% of sales for the June 2002 quarter.
    Rental income, net decreased $0.3 million due primarily to declines in gross rental income. Other income, net increased $1.2 million for the June 2003 quarter over the June 2002 quarter. The June 2003 quarter included a gain of $0.9 million from payments received by Ingles due to a state condemnation for the construction of a highway on land adjacent to a former Ingles store. Other income, net for the June 2002 quarter was partially offset by a charge of $0.4 million for the write off of leasehold improvements due to a termination of a lease on a closed store.
    Interest expense decreased $0.9 million for the June 2003 quarter compared to the June 2002 quarter due to a reduction in debt from June 2002, prior to the issuance on May 29, 2003 of a $100 million add-on to the existing 8-7/8% Senior Unsecured Subordinated Notes, due December 2011. A portion of the proceeds from the Notes was used to reduce outstanding borrowings of $22.4 million under existing lines of credit. Net income for both the June 2003 and the June 2002 quarter was $3.6 million, or $0.16 per diluted share.
    Net sales for the nine months ended June 28, 2003, rose 0.9% over the fiscal 2002 nine-month period, while comparable store sales grew 0.4% for the same period. Gross profit increased 0.3% in total dollars for the June 2003 nine-month period but declined slightly as a percentage of sales to 26.3% of sales compared to 26.4% of sales in the June 2002 nine-month period.
Operating and administrative expenses increased 1.2% for the June 2003 nine-month period compared to the June 2002 nine-month period. Operating and administrative expenses remained stable as a percentage of sales equaling 23.3% for both nine-month periods.
    Net income was $10.2 million for the June 2003 nine-month period, or $0.44 per diluted share, compared to $11.0 million, or $0.48 per diluted share, for the June 2002 nine-month period.
    Commenting on the results, Robert P. Ingle, chairman and chief executive officer, said, "We have a new president on board and our primary focus is on driving sales. We are very pleased with our sales growth for the quarter as a result of this focus. In order to drive sales, we ran more aggressive promotions resulting in a gross margin decline as a percentage of sales, but our gross margin dollars increased. Our operating expenses declined as a percentage of sales for the quarter due to the stronger sales. Our labor expense increased for the quarter due to additional labor hours in our stores as a part of our drive to increase sales through improved customer service.
    "We seized the opportunity while the bond market was strong to add an additional $100 million to our existing Notes. We initially used a portion of the proceeds to pay off our outstanding lines of credit and we will use the balance of the proceeds to fund current maturities of $40.9 million over the next year and to fund capital expenditures. As a result, our cash balance at quarter end is approximately $56 million more than our normal cash balance.
    "During the quarter, we opened one new store, completed one major remodel/expansion and closed two older stores. For the balance of this fiscal year, we plan to open one replacement store and complete one major remodel/expansion. Capital expenditures for the June 2003 nine-month period were $58.1 million. Our capital expenditure plans for the year are approximately $70 million including expenditures for stores to open in fiscal 2004.
    "We intend to continue to focus on improving our business by increasing sales, enhancing customer service, improving our store base, refining our product mix and controlling our operating costs."

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2002 Form 10-K and Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 199 supermarkets. In conjunction with its supermarket operations, the Company also operates 76 neighborhood shopping centers, all but 18 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol "IMKTA." For more information about the Company, visit Ingles website at www.ingles-markets.com.


                         INGLES MARKETS, INCORPORATED
                        Unaudited Financial Highlights
                 (Amounts in thousands except per share data)

                             Three Months Ended       Nine Months Ended

                             June 28,    June 29,    June 28,    June 29,
                                2003        2002        2003        2002

    Net sales                 $503,631    $482,952  $1,488,130  $1,475,552
    Gross profit               130,972     129,172     390,959     389,683
    Operating and
     administrative expenses   116,199     112,476     347,359     343,339
    Rental income, net           2,030       2,342       6,530       7,099
    Income from operations      16,803      19,038      50,130      53,443
    Other income, net            1,606         387       3,955       3,544
    Income before interest &
     income taxes               18,409      19,425      54,085      56,987
    Interest expense            12,838      13,737      38,081      39,456
    Income taxes                 2,000       2,120       5,800       6,550
    Net income                  $3,571      $3,568     $10,204     $10,981

    Basic earnings per
     common share                $0.16       $0.16       $0.45       $0.49
    Diluted earnings per
     common share                $0.16       $0.16       $0.44       $0.48


              CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                            (Amounts in thousands)

                                                      June 28,   Sept. 28,
                                                        2003        2002

    ASSETS
      Current assets                                  $307,612    $277,829
      Property and equipment-net                       743,345     723,220
      Other assets                                      14,608      13,342
    TOTAL ASSETS                                    $1,065,565  $1,014,391


    LIABILITIES AND STOCKHOLDERS' EQUITY
      Short-term loans and current maturities
       of long-term debt                               $40,875     $47,307
      Accounts payable, accrued expenses and
       current portion of other long-term
       liabilities                                     132,369     139,123
      Deferred income taxes                             34,415      36,915
      Long-term debt                                   616,662     549,324
      Other long-term liabilities                        2,188       3,163
       Total Liabilities                               826,509     775,832
      Stockholders' equity                             239,056     238,559
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                           $1,065,565  $1,014,391

SOURCE  Ingles Markets, Incorporated
    -0-                             07/28/2003
    /CONTACT: Brenda S. Tudor, Vice President-Finance and Chief Financial Officer of Ingles Markets, Incorporated, +1-828-669-2941, ext. 223/
    /Web site:  http://www.ingles-markets.com /
    (IMKTA)